Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Fourth Quarter and Full Year 2015 Results
Dallas, TX (January 27, 2016) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for fourth quarter 2015 of $68 million, or $0.19 per diluted common share, compared to third quarter 2015 net income of $224 million, or $0.62 per diluted common share, and fourth quarter 2014 of $247 million, or $0.69 per diluted common share. Fourth quarter 2015 earnings were negatively impacted by lower of cost or market (“LOCM”) adjustments on the held for sale personal lending portfolio, driven by seasonal balance increases. Fourth quarter 2014 earnings were positively impacted by provision model adjustments.
Full year 2015 net income was $866 million, or $2.41 per diluted common share, up 13 percent from $766 million, or $2.15 per diluted common share in 2014, and up 3 percent from 2014 core net income1 of $842 million, or $2.37 per diluted common share.
Fourth Quarter 2015 Highlights (All comparisons are 4Q15 versus 4Q14):

•	Net finance and other interest income of $1.3 billion, up 17%

•	Total originations of $6.2 billion, up 2%

•	Serviced for others portfolio of $15.0 billion, up 47%

•	Average managed assets of $52.5 billion, up 23%
Full Year 2015 Highlights (All comparisons are full year 2015 versus full year 2014):

•	Net finance and other interest income of $4.9 billion, up 14%

•	Total auto originations of $27.9 billion, up 6%

•	Retail installment contract ("RIC") net charge-off ratio of 7.3%; after adjusting for LOCM impairments[1] RIC net charge-off ratio of 7.0%, up 10 basis points

•	Total asset sales of $9.2 billion, up 31%

•	Servicing fee income of $131 million, up 81%

•	Expense ratio of 2.1%, down 10 basis points from core full year 2014 expense ratio[1]

“Full year results remain strong with net income of $866 million, an increase of 3 percent over the prior year core net income. We continue to be strategic in our originations approach, maintaining disciplined underwriting practices and selectivity while growing auto originations six percent over the prior year. Recognizing our reported results for the quarter are challenging, there are several factors that are not a true reflection of the earnings power of our franchise. I would like to thank our employees, customers and dealers for being a large part of another successful year. SC’s fundamentals remain robust and we remain committed to generating shareholder value,” said Jason Kulas, Chief Executive Officer.
In the fourth quarter, total originations were more than $6.2 billion, including $2.9 billion in Chrysler Capital retail loans and $1.0 billion in Chrysler Capital leases. Other originations, including other auto and personal loans, totaled $2.3 billion for the fourth quarter 2015. New incentive programs in Chrysler Capital drove an increase in retail loan originations. Full year auto originations were $27.9 billion, up 6 percent compared to 2014.
Finance receivables, loans and leases held for investment, net, increased 4 percent to $30.0 billion at December 31, 2015, from $28.8 billion at December 31, 2014. Net finance and other interest income increased 17 percent to $1.3 billion in the fourth quarter 2015 from $1.1 billion in the fourth quarter 2014, driven by 15 percent growth in the average portfolio. SC’s average APR as of the end of the fourth quarter 2015 for retail installment contracts held for investment was 16.8 percent, in line with 16.9 percent as of the end of the third quarter 2015 and up from 16.0 percent as of the end of the fourth quarter 2014. The year-over-year APR increase is driven by the opportunity to increase originations in a disciplined manner within lower FICO buckets at appropriate returns.
The provision for credit losses increased to $800 million in the fourth quarter 2015 from $560 million in the fourth quarter 2014. Fourth quarter 2014 was benefited by $149 million in model impacts, including seasonality and a reduction in months’ coverage, neither of which impacted provision in fourth quarter 2015. Fourth quarter 2014 also was benefited by $58 million due to outperformance in net charge-offs. Additionally, effective in the fourth quarter 2015, SC recognized changes in value of the personal lending portfolio, including customer defaults, as LOCM adjustments in net investment gains (losses), rather than recognizing provisions and charge-offs on this portfolio.
After adjusting for these impacts and net growth and mix of the portfolio, fourth quarter 2015 provision was impacted by $41 million related to deterioration of forward-looking loss expectations, consistent with the trends in net charge-off ratio and delinquencies. SC’s net charge-off ratio and delinquency ratio on the individually acquired retail installment contract portfolio increased to 9.6 percent and 4.4 percent, respectively, for the fourth quarter 2015 from 8.1 percent and 4.2 percent, respectively, for the fourth quarter 2014. Full year 2015 net charge-off ratio on the individually acquired retail installment contract portfolio was 7.3 percent. After adjusting for LOCM impairments, the net charge-off ratio of 7.0 percent was up 10 basis points compared to 2014.
The fourth quarter 2015 provision of $800 million is up from $744 million in the third quarter 2015, despite the reclassification of personal lending impacts out of this line item, primarily due to the removal of modeled seasonality as of September 30, 2015. The increase is also attributable to normal seasonal trends, as the net charge-off ratio and delinquency ratio on individually acquired retail installment contracts increased from the third quarter 2015 ratios of 8.8 percent (7.9 percent adjusted1) and 3.8 percent, respectively.
Net investment gains (losses) were negative for the fourth quarter of 2015, due to the classification of $232 million in LOCM adjustments on the personal lending portfolio in this line. These adjustments are attributable to customer default activity, which no longer is recorded in provision for credit losses, as well as market discounts on seasonally higher balances.
“This quarter, seasonal balance increases and seasonally high customer default activity drove net investment losses on our personal lending portfolio, which was classified as held-for-sale as of the beginning of the quarter. Balances on this portfolio and customer defaults both generally decline throughout the first half of the year, so we expect smaller LOCM adjustments over the next couple of quarters,” said Jennifer Davis, Deputy Chief Financial Officer.
During the quarter, SC incurred $239 million of operating expenses, up 4 percent from $230 million in the fourth quarter 2014. The increase was primarily attributable to SC’s strong average managed asset growth of 23 percent. SC produced a 1.8 percent expense ratio for the quarter, down from a 2.2 percent expense ratio in the same period last year. Full year 2015 expense ratio of 2.1 percent, down from the 2014 expense ratio of 2.5 percent (2.2 percent adjusted1).
Although the ABS markets saw some volatility in the fourth quarter, SC continued to demonstrate access to liquidity, executing two securitizations totaling $1.9 billion, inclusive of $788 million sold through a CCART transaction. Additionally, SC advanced $1.8 billion on new and existing private term amortizing facilities.
In addition to the CCART transaction and in line with SC’s strategy to leverage its scalable servicing platform and increase servicing fee income, SC executed asset sales of $1.1 billion through existing loan sale programs.
Servicing fee income totaled $42 million in the fourth quarter 2015, up from $20 million in the fourth quarter 2014, primarily due to the increase in the portfolio of loans and leases serviced for others to $15.0 billion as of December 31, 2015, up from $10.3 billion as of December 31, 2014.

1 For a reconciliation from GAAP to this non-GAAP measure, see Reconciliation of Non-GAAP Measures in Table 8 of this release.

Conference Call Information
SC management will host a conference call and webcast to discuss the fourth quarter results and other general matters at 9 a.m. Eastern Time on Wednesday, January 27, 2016. The conference call will be accessible by dialing 877-397-0286 (U.S. domestic), or 719-325-4752 (international), conference ID 868223. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q4 2015 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 877-870-5176 (U.S. domestic), or 858-384-5517 (international), conference ID 868223, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through January 27, 2017. An investor presentation will also be available by visiting the Investor Relations page of SC’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SC believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and SC’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) adverse economic conditions in the United States and worldwide may negatively impact our results; (c) our business could suffer if our access to funding is reduced; (d) we face significant risks implementing our growth strategy, some of which are outside our control; (e) we may incur unexpected costs and delays in connection with exiting our personal lending business; (f) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (g) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (h) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (i) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (j) we are subject to certain regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (k) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.5 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of $53 billion (as of December 31, 2015), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Fourth Quarter 2015

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Credit Quality	10
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$18,893	$33,157
Finance receivables held for sale, net	2,868,603	46,585
Finance receivables held for investment, net	23,464,147	23,915,551
Restricted cash	2,236,329	1,920,857
Accrued interest receivable	405,464	364,676
Leased vehicles, net	6,516,030	4,862,783
Furniture and equipment, net	58,007	41,218
Federal, state and other income taxes receivable	274,238	502,035
Related party taxes receivable	—	459
Deferred tax asset	—	21,244
Goodwill	74,056	74,056
Intangible assets, net	53,316	53,682
Due from affiliates	42,665	102,457
Other assets	549,644	403,416
Total assets	$36,561,392	$32,342,176
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$6,902,779	$6,402,327
Notes payable — secured structured financings	20,872,900	17,718,974
Notes payable — related party	2,600,000	3,690,000
Accrued interest payable	22,544	17,432
Accounts payable and accrued expenses	413,269	315,130
Federal, state and other income taxes payable	2,462	319
Deferred tax liabilities, net	882,110	492,303
Related party taxes payable	342	—
Due to affiliates	145,013	48,688
Other liabilities	277,862	98,654
Total liabilities	32,119,281	28,783,827

Equity:
Common stock, $0.01 par value	3,579	3,490
Additional paid-in capital	1,579,263	1,560,519
Accumulated other comprehensive income, net	2,125	3,553
Retained earnings	2,857,144	1,990,787
Total stockholders’ equity	4,442,111	3,558,349
Total liabilities and equity	$36,561,392	$32,342,176

Table 2: Condensed Consolidated Statements of Income

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,319,359	$1,150,242	$5,205,261	$4,631,847
Leased vehicle income	425,266	300,536	1,502,886	929,745
Other finance and interest income	5,264	4,432	28,677	8,068
Total finance and other interest income	1,749,889	1,455,210	6,736,824	5,569,660
Interest expense	157,893	141,308	628,791	523,203
Leased vehicle expense	336,449	240,635	1,186,983	740,236
Net finance and other interest income	1,255,547	1,073,267	4,921,050	4,306,221
Provision for credit losses	799,978	559,524	2,888,834	2,616,943
Net finance and other interest income after provision for credit losses	455,569	513,743	2,032,216	1,689,278
Profit sharing	10,649	8,152	57,484	74,925
Net finance and other interest income after provision for credit losses and profit sharing	444,920	505,591	1,974,732	1,614,353
Investment gains (losses), net	(225,608)	21,334	(116,127)	116,765
Servicing fee income	42,357	19,576	131,113	72,627
Fees, commissions, and other	86,602	92,546	375,079	368,279
Total other income (loss)	(96,649)	133,456	390,065	557,671
Compensation expense	95,408	98,093	443,212	482,637
Repossession expense	66,456	56,200	241,522	201,017
Other operating costs	77,432	76,163	340,712	278,382
Total operating expenses	239,296	230,456	1,025,446	962,036
Income before income taxes	108,975	408,591	1,339,351	1,209,988
Income tax expense	41,232	161,558	472,994	443,639
Net income	$67,743	$247,033	$866,357	$766,349

Net income per common share (basic)	$0.19	$0.71	$2.44	$2.20
Net income per common share (diluted)	$0.19	$0.69	$2.41	$2.15
Dividends declared per common share	$—	$—	$—	$0.15
Weighted average common shares (basic)	357,927,012	348,998,644	355,102,742	348,723,472
Weighted average common shares (diluted)	361,956,163	355,856,631	358,883,643	355,722,363

Table 3: Other Financial Information

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	17.1%	16.7%	17.4%	17.3%
Yield on purchased receivables portfolios	25.7%	14.7%	15.8%	15.1%
Yield on receivables from dealers	5.3%	5.3%	5.0%	4.1%
Yield on personal loans (1)	20.0%	20.5%	20.3%	23.1%
Yield on earning assets (2)	15.1%	14.9%	15.4%	15.7%
Cost of debt (3)	2.1%	2.1%	2.1%	2.0%
Net interest margin (4)	13.4%	13.1%	13.6%	14.1%
Expense ratio (5)	1.8%	2.2%	2.1%	2.5%
Adjusted expense ratio (5)[a]	1.8%	2.2%	2.1%	2.2%
Return on average assets (6)	0.8%	3.1%	2.5%	2.6%
Adjusted return on average assets (6)[a]	0.8%	3.1%	2.5%	2.8%
Return on average equity (7)	6.1%	29.1%	21.1%	24.7%
Adjusted return on average equity (7)[a]	6.1%	29.1%	21.1%	27.2%
Net charge-off ratio on individually acquired retail installment contracts (8)	9.6%	8.1%	7.3%	6.9%
Adjusted net charge-off ratio on individually acquired retail installment contracts (8)[a]	9.6%	8.1%	7.0%	6.9%
Net charge-off ratio on purchased receivables portfolios (8)	3.5%	5.2%	(0.5)%	4.5%
Net charge-off ratio on personal loans (8) (9)	—	18.3%	40.8%	17.6%
Adjusted net charge-off ratio on personal loans (8) (9)[a]	—	18.3%	17.9%	17.6%
Net charge-off ratio (8) (9)	9.5%	8.6%	9.0%	7.3%
Adjusted net charge-off ratio (8) (9)[a]	9.5%	8.6%	7.5%	7.3%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (10)	4.4%	4.2%	4.4%	4.2%
Delinquency ratio on personal loans, end of period (10)	6.9%	6.5%	6.9%	6.5%
Delinquency ratio, end of period (10)	4.6%	4.5%	4.6%	4.5%
Common stock dividend payout ratio (11)	—	—	—	6.8%
Allowance ratio (12)	12.2%	11.5%	12.2%	11.5%
Common Equity Tier 1 capital ratio (13)	11.2%	n/a	11.2%	n/a

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$658,432	$492,434	$1,959,635	$1,617,351
Charge-offs, net of recoveries, on purchased receivables portfolios	3,383	12,086	(2,720)	59,657
Charge-offs, net of recoveries, on personal loans	—	86,045	673,294	264,720
Charge-offs, net of recoveries, on capital leases	6,857	402	17,905	402
Total charge-offs, net of recoveries	$668,672	$590,967	$2,648,114	$1,942,130
End of period Individually acquired retail installment contracts Delinquent principal over 60 days	$1,191,567	$1,030,580	$1,191,567	$1,030,580
End of period Personal loans Delinquent principal over 60 days	168,906	138,400	168,906	138,400
End of period Delinquent principal over 60 days	$1,377,770	$1,241,453	$1,377,770	$1,241,453
End of period assets covered by allowance for credit losses	$27,031,332	$26,875,389	$27,031,332	$26,875,389
End of period Gross finance receivables and loans held for investment	$27,392,095	$27,721,744	$27,392,095	$27,721,744
End of period Gross finance receivables, loans, and leases held for investment	34,737,111	33,226,211	34,737,111	33,226,211
Average Gross individually acquired retail installment contracts	$27,560,674	$24,399,879	$26,818,625	$23,556,137
Average Gross purchased receivables portfolios	385,420	935,734	562,512	1,321,281
Average Gross receivables from dealers	76,598	99,363	89,867	118,358
Average Gross personal loans	2,309,474	1,878,501	2,229,080	1,505,387
Average Gross capital leases	100,549	71,555	116,414	30,648
Average Gross finance receivables, loans and capital leases	$30,432,715	$27,385,032	$29,816,498	$26,531,811
Average Gross finance receivables, loans, and leases	$37,546,370	$32,650,643	$36,148,709	$30,642,923
Average Managed assets	$52,485,567	$42,676,247	$48,919,418	$38,296,610

Average Total assets	$36,056,323	$31,491,655	$35,066,836	$29,780,754
Average Debt	$30,137,927	$27,429,389	$29,699,885	$26,158,708
Average Total equity	$4,427,061	$3,399,942	$4,098,287	$3,097,915
a Non-GAAP measure; see reconciliation in Table 8

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	"Expense ratio" is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)	“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, net of recoveries, to average balance of the respective portfolio.

(9)
Effective as of September 30, 2015, changes in the value of the personal lending portfolio driven by customer default activity are classified in net investment gains (losses) due to the classification of the portfolio as held for sale. As there was accordingly no charge-off activity on personal loans for the three months ended December 31, 2015, the annualized charge-off rate on personal loans reported as of September 30, 2015 has been used as the full year charge-off rate. The average gross balance of personal loans used in the full year charge-off rate was $2,201,551. Additionally, the denominators of the aggregate Net charge-off ratios for the three and twelve months ended December 31, 2015 have been adjusted to $28,123,241 and $29,279,874, respectively, to exclude Personal Lending balances for the three months ended December 31, 2015.

(10)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share

(12)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(13)
"Common Equity Tier 1 Capital ratio" is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets. The ratio was not reported in 2014 as it was implemented with the Basel III regulatory framework in 2015.

Table 4: Credit Quality

Amounts as of and for the three and twelve months ended December 31, 2015 and 2014 are as follows:
(Unaudited, Dollars in thousands)

	Three Months Ended December 31,
Retail Installment Contracts Acquired Individually	2015	2014
Credit loss allowance — beginning of period	$3,159,102	$2,793,199
Provision for credit losses	781,514	425,573
Charge-offs	(1,190,632)	(955,372)
Recoveries	532,200	462,938
Credit loss allowance — end of period	$3,282,184	$2,726,338

Net charge-offs	$658,432	$492,434
Average unpaid principal balance (UPB)	27,560,674	24,399,879
Charge-off ratio	9.6%	8.1%

	Year Ended December 31,
Retail Installment Contracts Acquired Individually	2015	2014
Credit loss allowance — beginning of year	$2,726,338	$2,132,634
Provision for credit losses	2,542,598	2,211,055
Charge-offs	(4,061,343)	(3,341,047)
Recoveries	2,101,708	1,723,696
Impact of loans transferred to held for sale	(27,117)	—
Credit loss allowance — end of year	$3,282,184	$2,726,338

Net charge-offs	$1,959,635	$1,617,351
Average unpaid principal balance (UPB)	26,818,625	23,556,137
Charge-off ratio[1]	7.3%	6.9%

	December 31,
Retail Installment Contracts Acquired Individually	2015[2]		2014[2]
Principal, 31-60 days past due	$2,454,986	9.1%	$2,319,203	9.4%
Delinquent principal over 60 days	1,191,567	4.4%	1,030,580	4.2%
Total delinquent principal	$3,646,553	13.6%	$3,349,783	13.6%

1 Net charge-off performance was impacted by lower of cost or market adjustments on loans sold and designated as held for sale.
2 Percent of unpaid principal balance.

Table 5: Originations

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Retained Originations	(Unaudited, Dollars in thousands)
Retail installment contracts	$3,830,337	$4,650,381	$3,220,019	$16,692,229	$13,531,801
Average APR	13.9%	16.1%	14.2%	16.9%	15.6%
Discount	1.5%	1.7%	1.0%	2.5%	3.4%

Personal loans	$304,748	$158,328	$562,178	$887,483	$1,182,171
Average APR	24.4%	21.0%	20.5%	21.2%	20.1%
Discount	—	—	—	—	—

Receivables from dealers	$—	$—	$—	$—	$25,515
Average APR	—	—	—	—	4.1%
Discount	—	—	—	—	—

Leased vehicles	$1,009,526	$1,568,104	$721,932	$5,132,053	$4,111,146

Capital leases	$2,338	$1,103	$42,368	$67,244	$93,444
Total originations retained	$5,146,949	$6,377,916	$4,546,497	$22,779,009	$18,944,077

Sold Originations[1]
Retail installment contracts	$1,098,674	$1,243,456	$1,016,165	$5,419,730	$6,049,653
Average APR	2.6%	2.4%	4.1%	4.2%	4.8%

Receivables from dealers	$—	$—	$—	$—	$8,724
Average APR	—	—	—	—	5.3%

Leased vehicles	$—	$—	$—	$—	$369,114
Total originations sold	$1,098,674	$1,243,456	$1,016,165	$5,419,730	$6,427,491

Total SC originations	$6,245,623	$7,621,372	$5,562,662	$28,198,739	$25,371,568

Facilitated Originations
Receivables from dealers	$—	$—	$—	$—	$392,920
Leased vehicles	—	—	564,875	632,471	1,761,512
Total originations facilitated for affiliates	$—	$—	$564,875	$632,471	$2,154,432

Total Originations	$6,245,623	$7,621,372	$6,127,537	$28,831,210	$27,526,000

1Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Asset Sales	(Unaudited, Dollars in thousands)
Retail installment contracts	$1,869,113	$3,057,654	$1,137,471	$7,862,520	$6,620,620
Average APR	4.5%	10.7%	4.1%	7.2%	4.8%

Receivables from dealers	$—	$—	$—	$—	$18,227
Average APR	—	—	—	—	4.7%

Leased vehicles	$—	$—	$—	$1,316,958	$369,114
Total asset sales	$1,869,113	$3,057,654	$1,137,471	$9,179,478	$7,007,961

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted discount as of December 31, 2015 and 2014 are as follows:

	December 31, 2015	December 31, 2014
	(Unaudited, Dollars in thousands)
Retail installment contracts	$27,223,768	$25,401,461
Average APR	16.8%	16.0%
Discount	2.0%	2.1%

Personal loans	$941	$2,128,769
Average APR	20.9%	23.1%
Discount	—	0.1%

Receivables from dealers	$76,941	$100,164
Average APR	4.6%	4.3%
Discount	—	—

Leased vehicles	$7,345,016	$5,504,467

Capital leases	$90,445	$91,350

Table 8: Reconciliation of Non-GAAP Measures

(Dollars in thousands, except per share data)

For the Year Ended December 31, 2015
Charge-offs, net of recoveries on personal loans	$673,294
Deduct: LOCM adjustment on personal loans	(377,598)
Adjusted Net charge-offs on personal loans	$295,696

Average gross personal loans[1]	$2,201,551
Net charge-off ratio on personal loans	40.8%
Adjusted net charge-off ratio on personal loans	17.9%

Charge-offs, net of recoveries on retail installment contracts acquired individually	$1,959,635
Deduct: LOCM adjustment on retail installment contracts acquired individually	(73,388)
Adjusted Net charge-offs on retail installment contracts acquired individually	$1,886,247

Average Gross retail installment contracts acquired individually	$26,818,625
Net charge-off ratio on retail installment contracts acquired individually	7.3%
Adjusted Net charge-off ratio on retail installment contracts acquired individually	7.0%

Total charge-offs, net of recoveries	$2,648,114
Deduct: LOCM adjustment on personal loans	(377,598)
Deduct: LOCM adjustment on retail installment contracts acquired individually	(73,388)
Adjusted Net charge-offs total	$2,197,128

Average Gross finance receivables and loans[1]	$29,279,874
Net charge-off ratio	9.0%
Adjusted Net charge-off ratio total	7.5%

Three Months Ended September 30, 2015
Charge-offs, net of recoveries on retail installment contracts acquired individually	$610,657
Deduct: LOCM adjustment on retail installment contracts acquired individually	(64,140)
Adjusted Net charge-offs on retail installment contracts acquired individually	$546,517

Average Gross retail installment contracts acquired individually	$27,687,564
Net charge-off ratio on retail installment contracts acquired individually	8.8%
Adjusted Net charge-off ratio on retail installment contracts acquired individually	7.9%

1The denominators of the Personal Lending Net charge-off ratios and the aggregate Net charge-off ratios for the three and twelve months ended December 31, 2015 have been adjusted to exclude Personal Lending balances for the three months ended December 31, 2015.

For the Year Ended December 31, 2014
Net income	$766,349
Add back:
Stock compensation recognized upon initial public offering ("IPO"), net of tax	74,428
Other IPO-related expenses, net of tax	1,409
Core net income	$842,186

Weighted average common shares (diluted)	355,722,363
Net income per common share (diluted)	$2.15
Core net income per common share (diluted)	$2.37

Average total assets	$29,780,754
Return on average assets	2.6%
Core return on average assets	2.8%

Average total equity	$3,097,915
Return on average equity	24.7%
Core return on average equity	27.2%

Operating expenses	$962,036
Deduct:
Stock compensation recognized upon IPO, net of tax	(117,654)
Other IPO-related expenses, net of tax	(2,175)
Core operating expenses	$842,207

Average managed assets	38,296,610
Expense ratio	2.5%
Core expense ratio	2.2%